UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 31, 2014

BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120
(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)

(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 31, 2014, Becton, Dickinson and Company (“BD”) issued a press release announcing its financial results for its third fiscal quarter ending June 30, 2014. A copy of the press release is furnished as Exhibit 99.1 to this report.

The press release furnished as Exhibit 99.1 contains certain financial measures that differ from those presented in accordance with U.S. generally accepted accounting principles (“non-GAAP measures”), as follows:

•	Revenues. We present international and total revenue growth rates (for the total company and each of its segments and units, and for our safety-engineered devices) after eliminating the effect of foreign currency translation. We believe that these measures of revenue growth allow investors to better understand the underlying operating results of BD and facilitate comparisons to prior periods.

•	Earnings Per Share from Continuing Operations. We present the growth in diluted earnings per share from continuing operations (“EPS”) for the third quarter and first nine months of fiscal year 2014 compared to the prior year periods after eliminating the impact of foreign currency translation.

We present (i) EPS for the third quarter of fiscal year 2014 after eliminating a charge within research and development (the “R&D Charge”), (ii) EPS for the third quarter of fiscal year 2013 after eliminating a charge relating to an antitrust class action settlement, and (iii) the growth in EPS for the third quarter after adjusting for these items and eliminating the impact of foreign currency translation.

We present EPS for the first nine months of fiscal year 2014 after eliminating the R&D Charge, charges relating to asset write-offs in our BD Biosciences segment, termination costs relating to the termination of a distributor agreement in Europe, and the gain from the sale of an equity investment (collectively, the “2014 Items”). We also show EPS for this period after further adjusting for the incremental impact in the first quarter of fiscal year 2014 of the medical device excise tax which went into effect in January 2013 under the U.S. Patient Protection and Affordable Care Act. We also adjust EPS for the first nine months of fiscal year 2013 after eliminating the above-mentioned class action settlement. We then present the growth in EPS for the first nine months of fiscal year 2014 after adjusting for these items and eliminating the impact of foreign currency translation.

We believe that eliminating the effect of foreign currency translation when showing EPS growth rates allows investors to better understand the underlying operating results of BD and facilitates comparisons to the prior periods. We adjust EPS for the 2014 Items because management does not believe these items are part of BD’s underlying business results, and adjusting for these items facilitates comparisons to prior periods. We also adjust for the incremental impact of the medical device excise tax in the first quarter of fiscal year 2014 to facilitate a comparison to the prior period as this tax was not in effect during the first quarter of fiscal year 2013.

We also present EPS for fiscal year 2013 after eliminating (i) the class action settlement noted above, (ii) a charge relating to the verdict in BD’s litigation with Retractable Technologies, Inc., and (iii) a charge relating to non-cash pension settlements. We adjust for these charges because they are not considered by management to be part of our ordinary operations, and eliminating these items allows investors to better understand our EPS guidance for fiscal year 2014.

We also present estimated EPS and EPS growth for fiscal year 2014 (compared to adjusted 2013 EPS) after adjusting for the 2014 Items, and also show the estimated growth in EPS for the fiscal year after further adjusting for the anticipated impact of foreign currency translation and the one quarter of incremental impact from the medical device excise tax that BD will have in fiscal year 2014 compared to fiscal year 2013. Management believes eliminating these items allows investors to better understand our guidance in relation to fiscal year 2013 and the anticipated underlying performance of BD.

BD’s management uses each of these non-GAAP measures in its own evaluation of BD’s performance, particularly when comparing performance to past periods and to the performance of peer companies. Management also uses the non-GAAP results for budget planning purposes on a quarterly and annual basis.

BD provides non-GAAP measures to investors on a supplemental basis, as they provide additional insight into BD’s financial results. Management believes the non-GAAP results provide a reasonable measure of BD’s underlying performance before the effects of items that are considered by management to be outside of BD’s underlying operational results or that affect period to period comparability.

Non-GAAP results should not be considered in isolation and are not in accordance with, or a substitute for, GAAP results. Our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures. Although BD’s management believes non-GAAP results are useful in evaluating the performance of its business, its reliance on these measures is limited since items excluded from such measures may have a material impact on BD’s net income, earnings per share or cash flows calculated in accordance with GAAP. Therefore, management typically uses non-GAAP results in conjunction with GAAP results to address these limitations. Investors should also consider these limitations when evaluating BD’s results.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1    Press release dated July 31, 2014, which is furnished pursuant to Item 2.02

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY
(Registrant)

By:	/s/ Gary DeFazio
Gary DeFazio
Vice President and Corporate Secretary

Date: July 31, 2014

Exhibit Index

99.1	Press release dated July 31, 2014, which is furnished pursuant to Item 2.02